Exhibit 99.1

FORESTAR REPORTS FISCAL 2020 SECOND QUARTER EARNINGS OF $0.20 PER DILUTED SHARE
ARLINGTON, Texas (Business Wire) - April 23, 2020
Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second quarter ended March 31, 2020. Net income attributable to Forestar for the second quarter of fiscal 2020 was $9.6 million, or $0.20 per diluted share, compared to $10.1 million, or $0.24 per diluted share, in the same quarter of fiscal 2019. Revenues for the second quarter of fiscal 2020 increased 144% to $159.1 million from $65.3 million in the same quarter of fiscal 2019. Residential lots sold in the quarter increased 256% to 1,951 lots compared to 548 lots in the same quarter of fiscal 2019.
Net income attributable to Forestar for the six months ended March 31, 2020 increased 97% to $26.4 million, or $0.55 per diluted share, compared to $13.4 million, or $0.32 per diluted share, in the same period of fiscal 2019. Revenues for the six months ended March 31, 2020 increased 292% to $406.4 million from $103.8 million in the same period of fiscal 2019. Residential lots sold in the first six months of fiscal 2020 increased 310% to 4,373 lots compared to 1,066 lots sold in the same period of fiscal 2019.
The Company's lot position at March 31, 2020 consisted of 52,300 lots, of which 35,800 were owned and 16,500 were controlled through purchase contracts. Of the Company's owned lot position, 28,600 lots, or 80%, were under contract to sell or subject to a right of first offer to D.R. Horton, Inc. ("D.R. Horton") at March 31, 2020.
The Company ended the second quarter with $438.2 million of unrestricted cash and $349.0 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $787.2 million. In February 2020, the Company issued $300 million of 5.0% senior notes. The notes are due March 1, 2028, with interest payable semi-annually. In March 2020, the Company repaid $118.9 million of its 3.75% convertible senior notes in cash at maturity. Debt at March 31, 2020 totaled $640.1 million, with no senior note maturities until fiscal 2024, and the Company's net debt to total capital ratio was 19.5%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.
Donald J. Tomnitz, Chairman of the Board, said, “Our team delivered a solid second quarter during an unprecedented time for our nation. From the outset of the COVID-19 pandemic, our priority has been the health and safety of our people and the communities we serve. We remain committed to all of our stakeholders as we continue to safely operate our business.
“We believe Forestar is well positioned and prepared to operate in this uncertain environment due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. We are limiting our land acquisition and carefully managing lot development spending based on our current and anticipated future sales pace. Forestar is prepared to quickly respond to demand for residential lots both during and after the pandemic."
COVID-19
Economic fundamentals remained solid in the housing and residential lot development markets throughout most of the second quarter of fiscal 2020. During the latter part of March and to date in April, the impacts of the COVID-19 pandemic (COVID-19) and the related widespread reductions in economic activity have temporarily affected the Company’s business operations and the demand for its residential lots. The Company's lot sales pace has declined as homebuilders have slowed their purchases of lots to adjust to lower levels of home sales orders as a result of the pandemic.

In almost all municipalities across the U.S. where social distancing and other restrictions have been issued, residential construction has been designated an essential business as part of critical infrastructure. The Company has continued its lot development operations in those markets where allowed in order to supply homebuilders with finished lots for residential construction. The Company has implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company's results of operations can be affected by changes in economic conditions that negatively impact the housing and land development markets. There is significant uncertainty regarding the extent to which and how long COVID-19 and related government directives, actions and economic relief efforts will disrupt the U.S. economy, capital markets and demand for the Company's lots. The extent to which COVID-19 impacts Forestar's operational and financial performance will depend on future developments, including the duration and spread of COVID-19 and the impact on the Company's customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

Guidance
As previously reported, due to the current uncertainty in the U.S. economy and the Company's business operations resulting from COVID-19, the Company has withdrawn its previously issued guidance for both fiscal 2020 and 2021.

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, April 23) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 50 markets and 21 states at March 31, 2020 and is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we believe Forestar is well positioned and prepared to operate in this uncertain environment due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder; we are limiting our land acquisition spending and carefully managing lot development spending based on our current and anticipated future sales pace during this time; and Forestar is prepared to quickly respond to demand for residential lots both during and after the pandemic. The forward-looking statements also include all commentary in the COVID-19 section.
Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the impact of COVID-19 on the economy; the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers; demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in interest rates; competitive actions by other companies; accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales; our ability to comply with our debt covenants, restrictions and limitations; our ability to hire and retain key personnel; changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies; general economic, market or business conditions where our real estate activities are concentrated; our ability to achieve our strategic initiatives; our ability to obtain future entitlement and development approvals; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; the levels of resale housing inventory in our projects and the regions in which they are located; fluctuations in costs and expenses, including impacts from shortages in materials or labor; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the strength of our information technology systems and the risk of cybersecurity breaches; and the conditions of the capital markets and our ability to raise capital to fund expected growth. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and subsequent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.
Contact
Investor Relations:
Jessica Hansen, 817-390-8195
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2020	September 30, 2019
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$438.2	$382.8
Real estate	1,199.2	1,028.9
Investment in unconsolidated ventures	5.7	7.3
Income taxes receivable	2.5	3.2
Property and equipment, net	1.0	2.4
Deferred tax asset, net	8.0	17.4
Other assets	21.0	13.7
Total assets	$1,675.6	$1,455.7
LIABILITIES
Accounts payable	$23.1	$16.8
Earnest money deposits on sales contracts	100.6	89.9
Accrued expenses and other liabilities	75.0	79.6
Debt	640.1	460.5
Total liabilities	838.8	646.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 48,025,359 and 47,997,366 shares issued and outstanding at March 31, 2020 and September 30, 2019, respectively	48.0	48.0
Additional paid-in capital	603.3	602.2
Retained earnings	184.6	158.1
Stockholders' equity	835.9	808.3
Noncontrolling interests	0.9	0.6
Total equity	836.8	808.9
Total liabilities and equity	$1,675.6	$1,455.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Revenues	$159.1	$65.3	$406.4	$103.8
Cost of sales	136.6	43.6	353.2	74.3
Selling, general and administrative expense	11.2	6.2	21.7	11.9
Equity in earnings of unconsolidated ventures	(0.3)	—	(0.8)	(0.6)
Gain on sale of assets	(0.3)	—	(0.1)	(0.9)
Interest and other income	(1.8)	(0.9)	(3.4)	(2.2)
Income before income taxes	13.7	16.4	35.8	21.3
Income tax expense	3.3	3.6	8.7	4.6
Net income	10.4	12.8	27.1	16.7
Net income attributable to noncontrolling interests	0.8	2.7	0.7	3.3
Net income attributable to Forestar Group Inc.	$9.6	$10.1	$26.4	$13.4

Basic net income per common share attributable to Forestar Group Inc.	$0.20	$0.24	$0.55	$0.32
Weighted average number of common shares	48.0	42.0	48.0	42.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.20	$0.24	$0.55	$0.32
Adjusted weighted average number of common shares	48.1	42.0	48.1	42.0

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(In millions)
Residential lot sales:
Development projects	$98.6	$34.5	$216.2	$70.6
Lot banking projects	57.0	12.7	157.9	14.9
Change in contract liabilities	0.8	2.1	(0.6)	(1.5)
	156.4	49.3	373.5	84.0
Residential tract sales	—	—	30.0	—
Commercial tract sales	2.5	15.0	2.5	18.5
Other	0.2	1.0	0.4	1.3
	$159.1	$65.3	$406.4	$103.8

RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020		2019
Development projects	1,272	412	2,678		874
Lot banking projects	679	136	1,695		192
	1,951	548	4,373		1,066

Average sales price per lot (1)	$79,738	$86,177	$85,563		$80,243

LOT POSITION
			March 31, 2020		September 30, 2019
Lots owned			35,800	(2)	29,700	(3)
Lots controlled under land and lot purchase contracts			16,500		8,600
Total lots owned and controlled			52,300		38,300
_____________
(1)Excludes any impact from change in contract liabilities.
(2)Lots owned at March 31, 2020 include approximately 14,200 under contract to sell to D.R. Horton and 14,400 of which D.R. Horton has a right of first offer to purchase.
(3)Lots owned at September 30, 2019 include approximately 12,800 under contract to sell to D.R. Horton and 10,600 of which D.R. Horton has a right of first offer to purchase.